Exhibit 97

MACATAWA BANK CORPORATION

INCENTIVE-BASED COMPENSATION RECOUPMENT POLICY

Adopted by the Board of Directors on September 20, 2023

Overview

The Board of Directors (the “Board”) of Macatawa Bank Corporation (the “Corporation”) believes that it is in the best interests of the Corporation and its shareholders to emphasize accountability and integrity in its compensation structure. This Incentive-Based Compensation Recoupment Policy (the “Policy”) is adopted to provide for recovery of Erroneously Awarded Incentive-Based Compensation (as defined below) in accordance with Rule 10D-1 of the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5608.

Administration

This Policy shall be administered by the Compensation Committee (the “Committee”).

Covered Executive Officers

This Policy applies to all current and former executive officers of the Corporation, as determined by the Committee pursuant to Rule 10D-1(d) of the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5608(d) (“Covered Executive Officers”).

Recoupment; Accounting Restatement

This Policy will apply to any incentive-based compensation in the event the Corporation is required to prepare an accounting restatement due to the Corporation's material noncompliance with any financial reporting requirements under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (the “Recoupment Event”). The date of the Recoupment Event will be the earlier of:

●

The date the Corporation’s Board, a committee of the Board, or the officer or officers of the Corporation authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an accounting restatement as described in the paragraph above; or

●	The date a court, regulator, or other legally authorized body directs the Corporation to prepare an accounting restatement as described in the paragraph above.

Covered Incentive-Based Compensation

After a Recoupment Event has occurred, the Committee will review all short-term and long-term incentive-based compensation (whether provided in the form of cash, equity or other property), which was awarded, earned, vested or paid based, in whole or in part, on the Corporation’s attainment of a financial reporting measure (“incentive-based compensation”). “Covered Incentive-Based Compensation” is all incentive-based compensation received by a person:

●	After beginning service as a Covered Executive Officer;
●	Who served as a Covered Executive Officer at any time during the performance period for that incentive-based compensation;
●	While the Corporation has a class of securities listed on a national securities exchange or a national securities association; and
●	During the three (3) completed fiscal years (including any transition period in accordance with NASDAQ Listing Rule 5608(b)(1)(i)(D)) immediately preceding the Recoupment Event.

Determination of Erroneously Awarded Incentive-Based Compensation

Based on such review by the Committee, the Committee shall determine the amount of any Covered Incentive-Based Compensation received that exceeds the amount of Covered Incentive- Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid (“Erroneously Awarded Incentive-Based Compensation”).

If the Committee cannot determine the amount of the Erroneously Awarded Incentive- Based Compensation directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. The Committee will maintain documentation supporting its determination and provide such documentation to NASDAQ.

Method of Recoupment

The Committee will recover, reasonably promptly, any Erroneously Awarded Incentive- Based Compensation. The Corporation’s obligation to recover Erroneously Awarded Incentive- Based Compensation is not dependent on if or when the restated financial statements are filed. The Committee will recover Erroneously Awarded Incentive-Based Compensation unless the Committee determines that a recovery would be impracticable under one of the following standards:

●

The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Incentive-Based Compensation based on expense of enforcement, the Corporation must make a reasonable attempt to recover such Erroneously Awarded Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to NASDAQ.

●

Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Incentive-Based Compensation based on violation of home country law, the Corporation must obtain an opinion of home country counsel, acceptable to NASDAQ, that recovery would result in such a violation, and must provide such opinion to NASDAQ.

●

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Incentive-Based Compensation which may include, without limitation:

●	Requiring reimbursement of cash incentive-based compensation previously paid;
●	Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
●	Offsetting the recouped amount from any compensation otherwise owed by the Corporation to the Covered Executive Officer;
●	Cancelling outstanding vested or unvested equity awards; and/or
●	Taking any other remedial and recovery action permitted by law, as determined by the Committee.

No Indemnification

The Corporation is prohibited from indemnifying any Covered Executive Officer against the loss of Erroneously Awarded Incentive-Based Compensation.

Interpretation

It is intended that this Policy be interpreted consistent with the requirements of Rule 10D-1 of the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5608 (“Applicable Requirements”). The Committee is vested with the sole discretion to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for its administration. Any determinations made by the Committee shall be final and binding on all affected individuals, including the Covered Executive Officers’ estate and beneficiaries.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board and shall apply to Erroneously Awarded Incentive-Based Compensation that is approved, awarded or granted to Covered Executive Officers on or after that date.

Other Rights and Laws

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Corporation pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Corporation. Application of the Policy does not preclude the Corporation from taking any other action to enforce a Covered Executive Officer’s obligations to the Corporation, including, without limitation, termination of employment or institution of civil or criminal proceedings.

Amendment

The Board may amend this policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with Applicable Requirements. The Board may terminate this Policy at any time.

2